Exhibit 99.1

Compass Diversified Holdings Completes Acquisition of Baseball Equipment Company Marucci Sports

WESTPORT, Conn., April 20, 2020 - Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, today announced the completion of the Company’s previously announced acquisition of Baton Rouge, Louisiana-based Marucci Sports, LLC (“Marucci”), pursuant to an agreement entered into on March 6, 2020.

In 2009, Marucci Sports was founded by a team including two former professional baseball players. Over the past decade, hundreds of Big League players have chosen Marucci products, making Marucci one of the most popular bats in baseball. While continuing to increase market share in wood bats, Marucci has built on its devoted brand following by expanding the product portfolio to include a full suite of baseball equipment and apparel.

The acquisition was completed for a purchase price of $200 million (excluding working capital, other customary adjustments, and acquisition related costs) and funded through a previously disclosed draw on the Company’s revolving credit facility and an $11 million cash investment by minority shareholders. As previously disclosed, subsequent to the completion of the Marucci acquisition, and including the ability to upsize the Company’s revolving credit facility by $250 million, CODI would have more than $650 million of liquidity available to support its business.
“We are pleased to announce the successful completion of this transaction in a challenging market environment,” said Elias Sabo, CEO of Compass Group Diversified Holdings LLC. “We are excited about the future strategic opportunities for Marucci as we expect to accelerate their growth and expansion in the years to come.”
“Now more than ever, we are grateful to have partnered with such a veteran and sophisticated investor in CODI. Their team not only brings tremendous experience navigating market cycles, but also shares our long-term vision for the future of Marucci,” said Kurt Ainsworth, Co-Founder and Chief Executive Officer of Marucci. “We believe our suite of products has tremendous growth potential and now that the transaction has closed, we look forward to working closely with the CODI team in pursuit of our shared objectives.”

About Marucci
Founded in 2009, Marucci Sports is a leading manufacturer and distributor of baseball and softball equipment under the Marucci and Victus brands, headquartered in Baton Rouge, Louisiana. Marucci’s product portfolio includes wood and metal bats, apparel and accessories, batting and fielding gloves, and bags and protective gear. Today, Marucci and Victus are the top two most-used bats among Big League players.
About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The design and manufacture of baseball and softball equipment and apparel (Marucci Sports);

•
The manufacturer and marketer of portable food warming systems, creative indoor and outdoor lighting, and home fragrance solutions for the foodservice industry and consumer markets (The Sterno Group); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor)

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we make or expect to make; the dependence of our future success on the general economy and its impact on the industries in which we operate; the ability of our portfolio companies to achieve their objectives; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. The forward-looking statements contained in this press release involve risks and uncertainties. Actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in CODI’s annual report on Form 10-K and its quarterly reports on Form 10-Q. Other factors that could cause actual results to differ materially include: changes in the economy, financial markets and political environment; risks associated with possible disruption in CODI’s operations or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); general considerations associated with the COVID-19 pandemic; and other considerations that may be disclosed from time to time in CODI’s publicly disseminated documents and filings. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. Although, except as required by law, CODI undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that CODI may make directly to you or through reports that it in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:
The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com

Media:
Joele Frank, Wilkinson Brimmer Katcher
Jon Keehner / Julie Oakes / Kate Thompson
212-355-4449